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                SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 10, 1997


                            AMERISTAR CASINOS, INC.


                               OFFER TO EXCHANGE
              10-1/2% SENIOR SUBORDINATED NOTES DUE 2004 SERIES B
                          FOR ANY AND ALL OUTSTANDING
              10-1/2% SENIOR SUBORDINATED NOTES DUE 2004 SERIES A



MISSISSIPPI COMPETITION

        The following information supplements the disclosures set forth on page 19 of the Prospectus under the caption "Risk Factors -- Competition -- Ameristar Vicksburg" and should be read in conjunction with such disclosures.

        On December 17, 1997, the Circuit Court of the Second Judicial District of Hinds County, Mississippi issued an order reversing the decision of the Mississippi Gaming Commission (the "Mississippi Commission") that a site along the Big Black River was unsuitable for the development of a casino. The court found that the Mississippi Commission's decision was arbitrary and capricious and remanded the application to the Mississippi Commission for further proceedings in accordance with the Mississippi Commission's rules and regulations. The decision of the court is subject to appeal by the Mississippi Commission, but the Mississippi Commission has not yet publicly stated its intentions with respect to filing an appeal.

EXTENSION OF EXCHANGE OFFER

        Through a press release dated December 17, 1997, the Company announced that it was extending the expiration date for the Exchange Offer to December 26, 1997.





          The date of this Prospectus Supplement is December 17, 1997.